October 10, 1997



Mr. Frank E. Johnson
Vice President and Chief
 Financial Officer
Today's Man, Inc.
835 Lancer Drive
Moorestown, NJ 08057-0000

         Re: Equity Investment in Today's Man, Inc.

Dear Frank:

         We have discussed a proposal pursuant to which a group (the "Equity Investment Group") led by Mr. David Feld would commit to purchase approximately $8.476 million of New Common Stock of Today's Man, Inc. (the "Company") on the effective date of the Company's proposed Second Amended Joint Plan of Reorganization dated September 26, 1997 under Chapter 11 of the Bankruptcy Code, as such plan may be amended from time to time (as amended, the "Plan"), at the same purchase price per share at which the Company offers approximately $7.815 million of New Common Stock to its shareholders (other than Mr. David Feld) in a Rights Offering currently contemplated under the Plan. All capitalized terms used and not defined herein shall have the respective meaning given to them in the Plan.

         To induce the Company to seek confirmation of the Plan with the Bankruptcy Court and achieve its reorganization, and in consideration of the Company agreeing to sell the shares of New Common Stock on the terms described in this letter, I hereby irrevocably commit (except as provided in the next sentence) to purchase from the Company, upon the Effective Date of the Plan, subject to the satisfaction of the conditions of this agreement, that number of shares of New Common Stock that the dollar amount set forth below (the "Investment Commitment") will purchase at the same purchase price per share at which the Company offers to sell shares of New Common Stock in the Rights Offering. I shall have the right to revoke my Investment Commitment and terminate this agreement by written notice to the Company in the event that the Effective Date of the Plan has not occurred on or before January 31, 1998. I understand that to the extent that the total Investment Commitment of the Equity Investment Group exceeds approximately $8.476 million, the actual amount of my Investment Commitment accepted by the Company will be subject to allocation as provided in the Plan. Closing on the sale of the shares of New Common Stock will occur on the Effective Date or as soon as practicable thereafter.

         My Investment Commitment is subject to reduction (but not by more than $2,148,872) in the event and to the extent that (a) the cash or credit provided to me under the Plan on account of the Allowed Feld Subordinated Claim is less than $5,000,000 (the "Difference") and (b) I am unable to obtain financing to fund the Difference. I agree to use commercially reasonable efforts to obtain financing to fund any Difference, provided, however, that I shall not be required to accept any financing with an effective annual interest rate exceeding prime plus 2%. To the extent that I am able to obtain financing to fund some or all of the Difference by such date as the Company may require payment hereunder, my Investment Commitment will continue with respect to such funded portion of the Difference and terminate with respect to the unfunded portion of the Difference up to a maximum reduction of $2,148,872.

         Anything in this agreement to the contrary notwithstanding, I may sell an aggregate of 1,500,000 shares of New Common Stock to be purchased by me pursuant to this agreement and 750,000 Warrants to be issued to me as a shareholder under the Plan, to Bernard J. Korman and Ira Brind pursuant to the terms of the commitment letters of even date herewith attached hereto and any representation, warranty or covenant made by me in this agreement is hereby deemed modified to reflect such sale.

         I understand and agree that this agreement is not binding upon the Company until the Company accepts it, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company's completion, execution and delivery of this agreement. The Company, in its sole discretion, shall have the right to terminate or withdraw the offering at any time, to accept or reject Investment Commitments in other than the order in which they were received, to reject any Investment Commitment in whole or in part, to allot to the undersigned less than the full number of shares of

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


New Common Stock subscribed for, and to return without interest the amount of the Investment Commitment paid by the undersigned and not accepted.

         If requested by the Company, I hereby agree to deposit, on or prior to the Confirmation Hearing or such later time as the Company may request, funds in an amount equal to the Investment Commitment ("Funds") with the Escrow Agent to be held in the Stock Payment Escrow Account. I understand that the Funds will be refunded to me in the event that the Plan is not confirmed and that any interest earned on the Funds will become the property of Today's Man, regardless of whether the Plan is confirmed.

         I understand that the Funds will not be released from the Stock Payment Escrow Account, and I will not be committed to purchase any shares of New Common Stock of the Company, unless each of the following conditions have been satisfied or waived by me in writing on or prior to the Effective Date:

         (a) The Plan as confirmed has not been materially revised from the Plan as filed with the Bankruptcy Court on September 26, 1997 and as modified as presented to the undersigned;

         (b) The Confirmation Order shall have been entered and no stay of the Confirmation Order shall be in effect;

         (c) The Debtors shall have received the proceeds of the Exit Financing Facility; and

         (d) The Equity Investment Group shall have received an opinion from Blank Rome Comisky & McCauley, in form reasonably satisfactory to counsel for the Equity Investment Group, to the effect that:


                  (i) The Company and its subsidiaries are corporations organized, validly existing and in good standing or presently subsisting (as applicable) under the laws of their respective jurisdictions of incorporation, have all requisite corporate power and authority to conduct their business as described in the Company's Annual Report on Form 10-K for the Company's fiscal year ended February 1, 1997, and are duly qualified as foreign corporations to do business in each jurisdiction in which the nature

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


                       of the business conducted by them makes such qualification necessary and in which the failure to so qualify would have a material adverse effect on the business or financial condition of the Company.

                  (ii) The shares of New Common Stock which are being sold to the Equity Investment Group are not subject to preemptive rights or any other similar rights of purchase of the shareholders of the Company pursuant to the Articles of Incorporation or Bylaws or pursuant to the Pennsylvania Business Corporation Law or pursuant to any agreement by which the Company is bound of which such counsel is aware.

                  (iii) Other than necessary authorizations, approvals or
                       consents that have been obtained, no authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization or stock exchange or market, or the stockholders of the Company, is required to be obtained by the Company for the issuance and sale of the shares of New Common Stock as contemplated by this Agreement or the consummation of the other transactions contemplated hereby except where the failure to obtain such authorization, approval or consent would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Company and except that certain authorizations, approvals or consents will be required prior to the re-sale registration statement becoming effective;

                  (iv) The shares of New Common Stock which are being sold to the Equity Investment Group are legally issued, fully paid and non-assessable;

                  (v) The sale of the shares of New Common Stock to the Equity Investment Group and the performance by the Company of its obligations hereunder does not result in a breach of (or give rise to any right of termination or cancellation on the part of the other parties to) any indenture, mortgage, deed of trust, note, loan or credit agreement or any other agreement or instrument evidencing an obligation for borrowed money, or any other agreement or instrument, known to such counsel, to which the Company is a party or by which it may be bound except for such breaches or rights of termination or cancellation which, individually or in the aggregate, would not have a material adverse effect on the business or financial condition of the Company; nor will such action result in any violation of the provisions of the Articles of Incorporation or the Bylaws of the Company.

                  (vi) Based on the representations of the members of the Equity
                       Investment Group and applicable SEC no-action letters, no registration under the Securities Act is required in connection with the sale of shares of New Common Stock to the Equity Investment Group.

         Except as set forth below, I understand that the shares of New Common Stock to be issued to me will not be registered under the Securities Act of 1933, but will be issued in reliance on one or more available exemptions from registration. I confirm that I am an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act and I agree to provide such evidence thereof as the Company may require.

         I further agree and represent that: I am purchasing the shares of New Common Stock for my account and not on behalf of any other person, for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of the shares of New Common Stock; I have received and examined the Debtors' Plan and Disclosure Statement, the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended August 2, 1997, and the Company's Private Placement Memorandum dated April 15, 1997; I understand that neither the Disclosure Statement nor the Plan of Reorganization have been approved by the Bankruptcy Court for the District of Delaware and are subject to further revision prior to such approval; I acknowledge that the Disclosure Statement was provided to me for informational purposes and not to solicit my vote on the Plan of Reorganization; I have had the opportunity to ask questions and receive answers from the officers and key employees of the Company concerning the Company, and I have been furnished with all other information about the Company which I have requested; I agree to keep confidential any non-public information provided to me; I believe that I have been fully apprized of all facts and circumstances necessary to permit me to make an informed decision about acquiring the shares of New Common Stock; I have such knowledge and experience in business and financial matters that I am capable of evaluating the merits and risks of an investment in the shares of New Common Stock; I have the capacity to protect my own interests in connection with the transactions contemplated hereby. I have been advised by the Company and understand that (a) the shares of New Common Stock to be sold hereunder will not be registered under any securities laws, including without limitation, the securities Laws of the United States or the State of Pennsylvania, (b) the shares of New Common Stock must be held indefinitely unless and until subsequently registered or an exemption from registration becomes available, (c) the shares of New Common Stock will bear appropriate restrictive legends and (d) the Company shall have the right to place a stop order against the shares of New Common Stock.

         I understand that the Company has agreed that, within 90 days of the Effective Date of the Plan, the Company shall prepare, file and use its reasonable efforts to have declared effective by the SEC, on one occasion, a registration statement on the applicable form and such other documents, including a prospectus, as may be necessary to comply with the provisions of the Securities Act, so as to permit a public offering and sale by the members of the Equity Investment Group of all of the shares of New Common Stock (including shares issuable upon exercise of any Warrants held by such members) and Warrants held by the Equity Investment Group and to keep such registration statement effective until the earlier of (i) the date on which all of such shares (including shares issuable upon exercise of the Warrants) or Warrants have been distributed to the public pursuant to the registration statement and (ii) two
(2) years after the Effective Date of the Plan. The Company shall not be obligated to effect a registration statement, or file any amendment or supplement thereto, and may suspend the rights of the Equity Investment Group to make sales pursuant to an effective registration statement, at any time when the Company, in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would materially and adversely affect a pending or proposed financing, acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals with respect thereto.

         Notwithstanding the effectiveness of the registration Statement, I agree that during the two year period beginning on the Effective Date, without the prior written consent of the Company I will not directly or indirectly sell assign, transfer or dispose of shares of New Common Stock or Warrants beneficially owned by me in excess of the volume limitations of Rule 144(e)(1) promulgated under the Securities Act.

                    PENNSYLVANIA NOTICE OF RIGHT TO WITHDRAW

         PURSUANT TO SECTION 207(m) OF THE PENNSYLVANIA SECURITIES ACT OF 1972, EACH PENNSYLVANIA PURCHASER WILL HAVE THE RIGHT TO WITHDRAW HIS ACCEPTANCE OF AN OFFER TO PURCHASE SHARES OF NEW COMMON STOCK WITHOUT INCURRING ANY LIABILITY TO ANY PERSON WITHIN TWO BUSINESS DAYS AFTER (1) THE DATE OF RECEIPT BY THE ISSUER OF HIS WRITTEN BINDING CONTRACT OF PURCHASE, OR (2) IN THE CASE OF A TRANSACTION IN WHICH THERE IS NO WRITTEN BINDING CONTRACT OF PURCHASE, WITHIN TWO DAYS AFTER HE HAS MADE THE INITIAL PAYMENT FOR THE SHARES OF NEW COMMON STOCK. TO ACCOMPLISH THIS WITHDRAWAL, THE SUBSCRIBER NEED ONLY SEND A LETTER OR TELEGRAM TO THE COMPANY, INDICATING HIS INTENTION TO WITHDRAW. THE LETTER OR TELEGRAM SHOULD BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED SECOND BUSINESS DAY TO TODAY'S MAN, INC.,835 LANCER DRIVE, MOORESTOWN, NJ 08057-0000, ATTENTION MR. FRANK E. JOHNSON, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER,
TELEPHONE: (609) 235-5656. IF THE SUBSCRIBER SENDS A LETTER, IT IS PRUDENT TO SEND IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT IS RECEIVED AND ALSO TO EVIDENCE THE TIME WHEN IT WAS MAILED. SHOULD THE SUBSCRIBER MAKE THE REQUEST ORALLY, HE SHOULD ASK FOR WRITTEN CONFIRMATION THAT THE REQUEST HAS BEEN RECEIVED.

         I acknowledge that I have had the opportunity to consult with counsel (and such other professionals and advisors as I deem appropriate) of my own choosing and that I have entered into this Agreement based on my own judgment and on the advice of such advisors. In this regard, I acknowledge that no counsel has been retained by the Company or any of its officers or directors to represent the Equity Investment Group and that I should not rely upon any counsel retained by the Company or any other member of the Equity Investment Group to represent my interests unless such counsel has been specifically retained by me in connection with the transactions contemplated hereby.

         This agreement replaces and supercedes all prior Investment Commitments made by me.

         I intend to be legally bound hereby. This agreement may be executed in counterparts.


Investment                                     /s/ David Feld
Commitment: $8.0 million                       ------------------------------
                                               Signature
                                               Print name:
                                               Print address and
                                               telephone number:




         The Company hereby accepts the foregoing Investment Commitment in the amount of $_____ .

                                                TODAY'S MAN, INC.

                                                By:
                                                    ---------------------------
                                                    Name:


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